Exhibit 99.2

HistoTox Labs, Inc.

Financial Statements (unaudited)

March 31, 2021

HistoTox Labs, Inc.

Balance Sheet (unaudited)

March 31, 2021

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$665,078	$923,781
Accounts receivable	1,581,280	1,157,426
Right of use asset - operating	1,176,711	1,218,109
Unbilled revenue	10,509	8,562
Total current assets	3,433,578	3,307,878

Long-term assets:
Property and equipment, net	3,126,268	3,130,010
Security deposit	25,124	25,124
Total long-term assets	3,151,392	3,155,134

Total assets	$6,584,970	$6,463,012

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$132,904	$262,356
Accrued liabilities	427,000	380,355
Deferred revenue	561,780	457,646
Lease liability - operating, current portion	207,891	214,348
Long-term debt, current portion	144,524	497,980
Total current liabilities	1,474,099	1,812,685

Lease liability - operating, non-current portion	1,441,956	1,486,746
Long-term debt, non-current portion	116,290	400,696
Total liabilities	3,032,345	3,700,127

Common stock, no par value: 10 shares authorized, issued and outstanding	10	10
Retained earnings	3,552,615	2,762,875
Total stockholder's equity	3,552,625	2,762,885

Total liabilities and stockholder's equity	$6,584,970	$6,463,012

HistoTox Labs, Inc.

Statement of Operations (unaudited)

For the Quarter Ended March 31, 2021

Revenues, net	$2,624,507

Cost of revenues	405,750

Gross profit	2,218,757

Operating expenses
Salaries, wages, and employee benefits	1,032,302
General and administrative	378,637
Depreciation and amortization expense	189,591
Selling expenses	9,046
Total operating expenses	1,609,576

Income from operations	609,181

Other income (expense)
Other income	357,500
Interest (expense)	(4,681)
Total other (expense)	352,819

Net income	$962,000

HistoTox Labs, Inc.

Statement of Changes in Stockholder’s Equity (unaudited)

For the Quarter Ended March 31, 2021

	Common Stock		Retained	Stockholder's
	Shares	Amount	Earnings	Equity
Balance, December 31, 2020	10	$10	$2,762,875	$2,762,885
Distributions to stockholder	—	—	(172,260)	(172,260)
Net income	—	—	962,000	962,000
Balance, March 31, 2021	10	$10	$3,552,615	$3,552,625

HistoTox Labs, Inc.

Statement of Cash Flows (unaudited)

For the Quarter Ended March 31, 2021

Cash flows from operating activities:
Net income	$962,000

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	189,591
PPP loan forgiveness	(357,500)
Changes in assets and liabilities:
Accounts receivable	(423,854)
Unbilled revenue	(1,947)
Accounts payable	(129,452)
Accrued liabilities	36,795
Deferred revenue	104,134

Net cash provided by operating activities	379,767

Cash flows from investing activities:
Cash paid for the purchase of property and equipment	(185,848)

Net cash (used in) investing activities	(185,848)

Cash flows from financing activities:
Principal payments on long-term debt	(280,362)
Distributions to stockholder	(172,260)

Net cash (used in) financing activities	(452,622)

Net change in cash during the year	(258,703)

Cash - beginning of year	923,781

Cash - end of quarter	$665,078

Supplemental information:
Cash paid for interest expense	$4,681

HistoTox Labs, Inc.

Notes to the Financial Statements

March 31, 2021 and December 31, 2020

1 - Description of the Business and Basis of Presentation

HistoTox Labs, Inc. (the "Company") incorporated on March 27, 2003, is headquartered in Boulder, Colorado and is a Good Laboratory Practices ("GLP") compliant contract histology laboratory providing routing and specialized histology and histopathology, immunohistochemistry ("IHC"), whole-slide scanning (Aperio AT2), and digital image analysis services. The Company specializes in areas of preclinical toxicology, cancer, fibrosis, bone histology and a variety of inflammation models.

The Company has prepared the accompanying unaudited interim condensed financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”), and therefore should be read in conjunction with the Company’s audited financial statements, and the notes thereto, included in the Company’s annual financial statements for the year ended December 31, 2020. In the opinion of management, the condensed financial statements as of and for three months ended March 31, 2021 include all adjustments which are necessary for a fair presentation of the results of the interim periods and of the Company’s financial position as of March 31, 2021.

2 - Debt

The Company finances the purchase of various vehicles and equipment in the ordinary course of operations. As of March 31, 2021, the notes bore interest at fixed rates ranging from 4.95% to 7.99%. The notes require monthly principal and interest payments ranging from $1,439 to $26,621 with maturity dates ranging from May 2021 to December 2026, respectively, as of March 31, 2021. The notes are secured by the underlying asset, as defined in each respective note agreement. The principal amounts due on the equipment and vehicle notes were $260,814 as of March 31, 2021.

PPP Loan

On April 15, 2020, the Company entered into a Paycheck Protection Program ("PPP") loan agreement with an original principal balance of $357,500 and a fixed interest rate of 1.00%. On February 23, 2021, all outstanding principal and accrued interest was forgiven by the government and was recorded as a gain in the statement of operations. As of March 31, 2021, the outstanding principal balance was zero.

Line of Credit

The Company has a revolving line of credit with a maximum amount available of $100,000. The line of credit bears interest at variable rate equal to the annual prime rate plus an applicable percentage of 2.00%. The effective interest rate was 5.25% as of March 31, 2021. The line of credit calls for monthly interest only payments with all unpaid principal and interest due at maturity on July 30, 2021. The line is secured by substantially all assets of the Company. The Company had no principal amounts outstanding as of March 31, 2021 and through the date of the issuance of these financial statements.

3 - Related Party Transactions

The Company outsources services from HTL Clinical, LLC ("HTL"), a company related through common ownership. Effective August 19, 2019, the Company and HTL entered into promissory note agreement with an original principal amount of $350,000. Accordingly, the Company is jointly and severally liable with HTL on amounts due to the lender. The promissory note bears interest at a fixed rate of 6.00% per annum and calls for monthly principal and interest payments of $9,274 through maturity on February 19, 2023. Effective March 19, 2021, the promissory note agreement with the lender was amended and the Company was removed as a co-obligor and accordingly, has no future obligation related to this arrangement. The Company engaged in business activity with HTL during the quarter, however, the amount due to HTL was zero as of March 31, 2021.

4 - Subsequent Events

On April 13, 2021, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Inotiv, Inc., an Indiana corporation (the “Inotiv”). On April 30, 2021, the Company closed the transactions contemplated by the Purchase Agreement, transferring substantially all of the assets of the Company used or useful by the Company in connection with the Company’s business of non-clinical consulting, laboratory and strategic support services and products related to routine and specialized histology, immunohistology, histopathology and image analysis/digital pathology. Consideration for the acquisition consisted of $22.3 million in cash.